EXHIBIT 99.02
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

NEW SIX-YEAR DATA SUPPORTS FOSRENOL® AS A TREATMENT CHOICE FOR
END-STAGE RENAL DISEASE PATIENTS

DATA SHOWS FOSRENOL® WORKS LONG TERM TO LOWER PHOSPHATE LEVELS
EFFECTIVELY, AND FURTHER REINFORCES ITS SAFETY AND TOLERABILITY PROFILE

Basingstoke, UK – November 12, 2005 – According to data presented on Saturday at the annual meeting of the American Society of Nephrology (ASN), non-calcium FOSRENOL® (lanthanum carbonate) effectively maintains reductions in mean serum phosphorus levels while demonstrating safety and tolerability in end-stage renal disease (ESRD) patients for up to six years.1

“These study results provide strong evidence of the safety and efficacy of FOSRENOL®,” said Dr. Alastair Hutchison, one of the trial’s lead investigators from the Manchester Institute of Nephrology & Transplantation, Manchester, United Kingdom. “With a robust long-term safety profile, ESRD patients and physicians can rely on FOSRENOL® to help manage hyperphosphatemia and meet K/DOQI (Kidney Disease Outcomes Quality Initiative) guidelines.”

The open-label extension study enrolled 93 patients, of which 32 were treated with FOSRENOL® for up to six years. The study revealed that as patients continued on FOSRENOL® therapy, the number of drug-related adverse events did not increase in frequency as drug exposure increased. The most common treatment-related adverse events were gastrointestinal (GI) in nature and no new or unexpected adverse events occurred during long-term treatment with FOSRENOL®.

Importantly, FOSRENOL®-treated patients in the study also maintained reduced serum phosphorus and calcium-phosphorus product (Ca x P) levels, demonstrating the long-term effectiveness of FOSRENOL®.2 The patients successfully controlled their serum phosphorus and Ca x P levels to within the K/DOQI guidelines effective at the time the study was conducted.

Phosphate-Binding Affinity of FOSRENOL in Vitro
Further data presented at the ASN meeting showed that the phosphate-binding affinity of FOSRENOL® was more than 200 times higher compared to sevelamer hydrochloride (HCl) at pH3.3 When assessed at pH 5 to 7, the affinity of FOSRENOL® was four-fold higher compared to sevelamer HCl, demonstrating the pH binding affinity and independence of FOSRENOL® in vitro.4 In addition, the presence of bile acids did not affect the stability of the FOSRENOL®-phosphate complex, whereas bile acids led to a more than 13-fold reduction in phosphate-binding affinity of sevelamer HCl with the consequent release of its phosphate.5 The clinical relevance of the effect of pH on in vivo phosphate binding of FOSRENOL® has not been established.6

Dr. Raymond Pratt, Vice President Shire Global Clinical Medicine, said, “Shire is very pleased with the presentation at ASN of these in-vitro and clinical data. The company is committed to bringing effective treatment options such as FOSRENOL to the worldwide market to benefit ESRD patients. FOSRENOL is currently available in the US and will be launched across Europe over the coming months. Shire is very proud to be able to provide a calcium-free alternative to patients in need of an effective and well-tolerated phosphate binder.”

Managing Hyperphosphatemia
Even with a low-phosphorus diet, most ESRD patients will develop hyperphosphatemia (high phosphorus levels in the blood).7,8 Without effective treatment, hyperphosphatemia may lead to renal osteodystrophy, a collection of bone diseases characterized by bone pain, brittle bones, skeletal deformities and fractures.9 Evidence also shows that hyperphosphatemia may contribute to cardiovascular disease, which accounts for almost half of all deaths among dialysis patients.10,11

Phosphorus, an element found in nearly all foods, is absorbed from the gastrointestinal tract into the bloodstream.12 When the kidneys fail, they no longer effectively remove phosphorus, even with the help of blood-cleansing dialysis machines. While the normal adult range for phosphorus is 2.5 to 4.5 mg/dL,13 the blood phosphorus levels of many patients on dialysis often exceed 6.5 mg/dL.14 Such levels have been linked to a significantly higher illness and death risk for patients who have undergone at least one year of dialysis.15

As many as 80% of dialysis patients develop hyperphosphataemia. Additionally, there are currently almost a million people on dialysis worldwide, and the numbers are increasing due to the rise in cardiovascular disease, diabetes and an aging population.16

Hyperphosphatemia is managed with a combination of diet restriction and phosphorus-binding agents, since diet alone generally cannot adequately control phosphorus levels. Such binders “soak up” phosphorus in the gastrointestinal tract, before it can be absorbed into the blood.17,18,19 Because dietary phosphorus absorption begins as soon as phosphorus enters the stomach, it is important for phosphate binders to work at the variety of pH levels found throughout the gastrointestinal tract.

Despite the availability of phosphorus-binding agents, it remains a challenge for some ESRD patients to maintain target ranges. According to the K/DOQI Clinical Practice Guidelines for Bone Metabolism and Disease, Guideline 3, Evaluation of Serum Phosphorus Levels, fewer than 30 percent of dialysis patients are able to maintain serum phosphorus levels in the target range.20

The K/DOQI Clinical Practice Guidelines for Bone Metabolism and Disease also note in Guideline 5, Use of Phosphate Binders in Chronic Kidney Disease (CKD), that non-calcium and non-aluminum phosphate binders are a first-line treatment option in lowering serum phosphorus levels.21

Lanthanum carbonate (FOSRENOL®)
FOSRENOL® works by binding to dietary phosphate in the GI tract; once bound, the FOSRENOL®/phosphate complex cannot pass through the intestinal lining into the blood stream and is eliminated from the body. As a consequence, overall phosphate absorption from the diet is decreased. Shire has conducted an extensive clinical research programme for FOSRENOL® involving over 3000 patients, some of whom have been treated for up to 6 years. This programme has demonstrated that FOSRENOL® is an effective phosphate binder with a proven safety profile for long-term use. FOSRENOL® was approved by the FDA in October 2004 and is now available for prescription in the US. In March 2005 regulatory authorities in the EU granted marketing authorization for FOSRENOL® in sixteen member states. This completes the first step in securing marketing approval throughout Europe. The company has out-licensed the rights to develop, market and sell FOSRENOL® in Japan to Bayer Yakuhin Ltd.

The most common adverse events were gastrointestinal, such as nausea and vomiting, and generally abated over time with continued dosing. The most common side effects leading to discontinuation in clinical trials were gastrointestinal events (nausea, vomiting, and diarrhea). Other side effects reported in trials included dialysis graft complications, headache, abdominal pain and hypotension. Although studies were not designed to detect differences in risk of fracture and mortality, there were no differences demonstrated in patients treated with FOSRENOL® compared to alternative therapy for up to three years. The duration of treatment exposure and time of observation in the clinical program are too short to conclude that FOSRENOL® does not affect the risk of fracture or mortality beyond three years. While lanthanum has been shown to accumulate in the GI tract, liver and bone in animals, the clinical significance in humans is unknown. Patients with acute peptic ulcer, ulcerative colitis, Crohn’s disease or bowel obstruction were not included in FOSRENOL® clinical studies. Caution should be used in patients with these conditions. FOSRENOL® should not be taken by patients who are nursing or pregnant. FOSRENOL® should not be taken by patients who are under 18 years of age.

Shire Pharmaceuticals Group plc
Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system (CNS), gastrointestinal (GI), general products (GP) and human genetic therapies (HGT) - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. This approach aims to deliver increased returns and lower risks. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company's website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including, but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including, but not limited to, the expected product approval dates of DAYTRANA

(MTS/METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), MESAVANCE (SPD476) (ulcerative colitis), I2S (iduronate-2-sulfatase) (Hunter syndrome), and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire's ability to benefit from its acquisition of Transkaryotic Therapies, Inc.; Shire's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to December 31, 2004.

###

For further information, please contact:

SHIRE

Investor Relations	Cléa Rosenfeld	+	44 1256 894 160

Media	Jessica Mann	+	44 1256 894 280

Global (outside US & Canada)

Tara Breen – Resolute Communications		+	44 20 7357 8187
Eleanor Heightman – Resolute Communications		+	44 20 7357 8187

1 Ray Pratt, et al. ASN poster, “Evidence For The Long-Term Safety And Tolerability Of Lanthanum Carbonate.”

2 Ray Pratt, et al. ASN poster, “Evidence For The Long-Term Safety And Tolerability Of Lanthanum Carbonate.”

3 Steve Damment, et al. ASN poster, “Influence Of Bile Acids On The Phosphate-Binding Efficacy Of Lanthanum Carbonate And Sevelamer Hydrochloride.”

4 Steve Damment, et al. ASN poster, “Influence Of Bile Acids On The Phosphate-Binding Efficacy Of Lanthanum Carbonate And Sevelamer Hydrochloride.”

5 Steve Damment, et al. ASN poster, “Influence Of Bile Acids On The Phosphate-Binding Efficacy Of Lanthanum Carbonate And Sevelamer Hydrochloride.”

6 Steve Damment, et al. ASN poster, “Influence Of Bile Acids On The Phosphate-Binding Efficacy Of Lanthanum Carbonate And Sevelamer Hydrochloride.”

7 http://www.kidney.org/professionals/kdoqi/guidelines_bone/guide3/htm. K/DOQI Clinical Practice Guidelines for Bone Metabolism and Disease in Chronic Kidney Disease. National Kidney Foundation. Accessed June 17, 2004.

8 http://www.emedicine.com/emerg/topic266.htm. “Hyperphosphatemia,” by Leigh A Patterson, MD, Staff Physician, Department of Emergency Medicine, Charity Hospital, Louisiana State University, December 11, 2001.

9 http://www.kidney.org/professionals/kdoqi/guidelines_bone/background.htm. K/DOQI Clinical Practice Guidelines for Bone Metabolism and Disease in Chronic Kidney Disease. National Kidney Foundation. Accessed June 22, 2004.

10 Molowa DT. First annual nephrology survey. JP Morgan Securities Inc., Equity Research, February 13, 2002.

11 USRDS 2004 Annual Data Report: Atlas of End Stage Renal Disease in the United States. U.S. Renal Data System, National Institutes of Health, National Institute of Diabetes & Digestive & Kidney Diseases, Bethesda, MD, 2003, page 75.

12 http://www.emedicine.com/emerg/topic266.htm. “Hyperphosphatemia,” by Leigh A Patterson, MD, Staff Physician, Department of Emergency Medicine, Charity Hospital, Louisiana State University, December 11, 2001.

13 http://www.emedicine.com/emerg/topic266.htm. “Hyperphosphatemia,” by Leigh A Patterson, MD, Staff Physician, Department of Emergency Medicine, Charity Hospital, Louisiana State University, December 11, 2001.

14 Block GA, Hulbert-Shearon TE, Levin NW, Port FK. Association of serum phosphorus and calcium x phosphate product with mortality risk in chronic hemodialysis patients: A national study. Am J. Kidney Dis 1998; 31:607-617.

15 Block GA, Hulbert-Shearon TE, Levin NW, Port FK. Association of serum phosphorus and calcium x phosphate product with mortality risk in chronic hemodialysis patients: A national study. Am J. Kidney Dis 1998; 31:607-617.

16 Market Research, Insight International, Dec 01/Jan 02 Hyperphosphataemia Exploratory Research J1524

17 http://www.emedicine.com/emerg/topic266.htm. “Hyperphosphatemia,” by Leigh A Patterson, MD, Staff Physician, Department of Emergency Medicine, Charity Hospital, Louisiana State University, December 11, 2001.

18 Molowa DT. First annual nephrology survey. JP Morgan Securities Inc., Equity Research, February 13, 2002.

19 FOSRENOL® U.S. PI.

20 http://www.kidney.org/professionals/kdoqi/guidelines_bone/guide3/htm. K/DOQI Clinical Practice Guidelines for Bone Metabolism and Disease in Chronic Kidney Disease. National Kidney Foundation. Accessed June 17, 2004.

21 http://www.kidney.org/professionals/kdoqi/guidelines_bone/guide5.htm. K/DOQI Clinical Practice Guidelines for Bone Metabolism and Disease in Chronic Kidney Disease. National Kidney Foundation. Accessed June 17, 2004.